Exhibit 2.2

LIMITED PARTNERSHIP AGREEMENT

of

CALTIER FUND I, LP

A Delaware limited partnership

This Limited Partnership Agreement (the “Agreement”) of CALTIER FUND I, LP, a Delaware limited partnership (the “Partnership”, “Fund” or “Company”), is by and among CalTier Realty, LLC, a California limited liability company (the “General Partner”), and each additional Person who becomes a limited partner (the “Limited Partner”) in accordance with the provisions of this Agreement.

RECITALS

The Partnership is a limited partnership formed under the Delaware Revised Uniform Partnership Act, 6 Del. C. §17-101, et seq., as amended. The parties to this Agreement are the Partnership’s General Partner and those additional Persons who are subsequently admitted as Limited Partners in accordance with the provisions of this Agreement. The parties intend by this Agreement to define their rights and obligations with respect to the Partnership’s governance and financial affairs and to adopt regulations and procedures for the conduct of the Partnership’s activities. Accordingly, for good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties agree as follows:

ARTICLE 1: DEFINITIONS

1.1          Scope. For purposes of this Agreement, unless the language or context clearly indicates that a different meaning is expressed or intended, all capitalized terms used herein have the meanings specified in this Article 1.

1.2          Defined Terms.

(a)          “Act” means the Delaware Revised Uniform Partnership Act, 6 Del. C. §17-101, et seq., as amended.

(b)          “Affiliate,” with respect to a Person, means (1) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Affiliate, (2) a Person who owns or controls at least Ten Percent (10%) of the outstanding voting interests of the Affiliate, (3) a Person who is an officer, director, manager or general partner of the Affiliate, or (4) a Person who is an officer, director, manager, general partner, trustee or owner of at least Ten Percent (10%) of the outstanding voting interests of an Affiliate described in clauses (1) through (3) of this sentence.

(c)          “Agreement” means this Agreement, including any subsequent amendments thereto.

(d)          “Bankruptcy” means the filing of a petition seeking liquidation, reorganization, arrangement, readjustment, protection, relief or composition in any state or federal bankruptcy, insolvency, reorganization or receivership proceeding.

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

(e)          “Capital Account” of a Limited Partner means the capital account maintained for such Limited Partner. The balance of the Capital Account of a Limited Partner, determined as set forth in Section 4.5 below, shall herein be referred to as the “Capital Account Balance.”

(f)          “Certificate” means the Certificate of Limited Partnership filed with the Secretary of State to organize the Partnership as a limited partnership, including any subsequent amendments thereto.

(g)          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h)          “Commission” or “SEC” means the Securities and Exchange Commission.

(i)          “Contribution” means anything of value that a Limited Partner contributes to the Partnership as a prerequisite for, or in connection with, limited partnership including (without limitation) any combination of cash, property, services rendered, a promissory note or any other obligation to contribute cash or property or render services.

(j)          “Dissociation” means a complete termination of a Limited Partner’s limited partnership in the Partnership due to an event described in Article 3 hereof.

(k)          “Distribution” means the Partnership’s direct or indirect transfer of money or other property to a Limited Partner with respect to a Partnership Interest.

(l)          “Effective Date” means the date on which the Partnership’s existence as a limited partnership begins, as prescribed by the Act.

(m)          “Entity” means an association, relationship or artificial person through or by means of which an enterprise or activity may be lawfully conducted, including, without limitation, a partnership, trust, limited liability company, corporation, joint venture, cooperative or association.

(n)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

(o)          “Family,” with respect to a Limited Partner, means any individual(s) who are related to the Limited Partner by blood, marriage or adoption. For the purposes of this definition, an individual is related to the Limited Partner by marriage if the person is related by blood or adoption to the Limited Partner’s current spouse.

(p)          “General Partner” means a Person who is vested with authority to manage the Partnership in accordance with Article 5 hereof.

(q)          “Initial Limited Partner” refers to CalTier Realty, LLC, a California limited liability company until the first Limited Partner is admitted to the Partnership pursuant to the Offering (as defined in Section 2.4 below).

(r)          “Investor” refers to a prospective investor in the Offering prior to being admitted to the Partnership as a Limited Partner.

(s)          “Limited Partner” means any Person who is admitted as a limited partner to the Partnership after the Effective Date, in accordance with Article 3 hereof.

2

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

(t)          “Limited Partnership Interest” or “Partnership Interest” means a limited partnership interest in the Partnership. A Limited Partner’s ownership percentage in the Partnership shall equal to the number of Units of Partnership Interests held by such Limited Partner divided by the aggregate of all issued and outstanding Units held by all Partners (it being understood that such ownership percentage may fluctuate and change from time to time). Changes in a Limited Partner’s ownership percentage in the Partnership after the admission, including, but not limited to, those changes necessitated by the admission and Dissociation of Limited Partners, will be reflected in the Partnership’s records. The allocation of Units of Partnership Interests as reflected in the Partnership’s records from time to time is presumed to be correct for purposes of this Agreement and the Act.

(u)          “Majority” means more than Fifty Percent (50%) of the issued Units in the Partnership.

(v)         “Market Price” means, with respect to the Units on a particular date, $5.00 per Unit until [___________]. Thereafter, the Market Price will initially be adjusted quarterly as of January 1st, April 1st, July 1st, and October 1st of each year (or as soon as commercially reasonable and announced by us thereafter), to the greater of (i) $5.00 per share or (ii) the sum of our net asset value, or NAV, divided by the number of our Units outstanding as of the end of the prior fiscal quarter period, as determined in accordance with Section 5.3(b)(3) and disclosed by the Partnership in either a pricing supplement filed by the Partnership with the Commission or on the Partnership’s website (NAV per share).

(w)          “Minimum Gain” means minimum gain as defined in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

(x)          “Net Asset Value” shall have the meaning assigned to such term in Section 5.3(b).

(y)          “Offering” shall mean an offer and sale of Units to the public.

(z)          “Permitted Transferee” with respect to a Limited Partner, means another Limited Partner, a member of the Limited Partner’s Family, or a trust for the benefit of the Limited Partner or a member of the Limited Partner’s Family.

(aa)         “Person” means a natural person or an Entity.

(bb)         “Profit,” as to a positive amount, and “Loss,” as to a negative amount, mean, for a Taxable Year, the Partnership’s income or loss for the Taxable Year, as determined in accordance with accounting principles appropriate to the Partnership’s method of accounting and consistently applied.

(cc)         “Regulations” means proposed, temporary or final regulations promulgated under the Code by the U.S. Department of the Treasury, as amended from time to time.

(dd)         “Subscription Agreement” means subscription agreement used in an Offering.

(ee)         “Taxable Year” means the Partnership’s taxable year as determined in Article 6 hereof.

3

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

(ff)         “Transfer,” as a noun, means a transaction or event by which ownership of any Partnership Interest is changed or encumbered, including, without limitation, a sale, exchange, abandonment, gift, pledge or foreclosure. “Transfer,” as a verb, means to affect a Transfer.

(gg)         “Transferee” means a Person who acquires any Partnership Interest by Transfer from a Limited Partner or another Transferee not admitted as a Limited Partner in accordance with Article 3 hereof.

(hh)        “Unit” means a unit of Partnership Interests in the Partnership issued by the Partnership, including, any and all rights and obligations as set forth in this Agreement and the Act, including the Partner’s undivided right to share in the profits and losses of the Partnership, the right to receive distributions of assets, participate in the designation and removal of the General Partner and receive information pertaining to the Partnership’s affairs, and/or a return of capital and other attributes of the Units.

ARTICLE 2: THE PARTNERSHIP

2.1          Status. The Partnership is a limited partnership organized in the State of Delaware under the Act.

2.2          Name. The name of the Partnership is CALTIER FUND I, LP.

2.3          Term. The Partnership’s existence as a limited partnership will commence on the Effective Date and continue until dissolved herein pursuant to Article 7 below, unless sooner dissolved or terminated under the Act or as described herein.

2.4          Purpose. The purpose of the Partnership is to engage in any lawful act or activity for which a limited partnership may be organized under the Act.

2.5          Principal Place of Business. The Partnership’s principal place of business is located at: 6540 Lusk Blvd., C240, San Diego, California 92121.

2.6          Registered Agent and Registered Office. The Partnership’s registered office in the State of Delaware is located at: 16192 Coastal Hwy, Lewes, DE 19958, and its registered agent at that location is Harvard Business Services, Inc. The Partnership may change its registered agent or registered office at any time for any reason (or no reason).

2.7          Qualification in Other Jurisdictions. The General Partner may cause the Partnership to be qualified or registered in any jurisdiction in which the Partnership transacts business and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration.

ARTICLE 3: LIMITED PARTNERSHIP

3.1          Identification.

(a)          Authorization to Issue Units. The Partnership Interests of the Limited Partners in the Partnership shall be issued in unit increments (each, a Unit). The Partnership is authorized to issue Units of Partnership Interests, and options, convertible notes, warrants and appreciation rights relating to Units, for any Partnership purpose at any time and from time to time to such Persons for such Contribution (or for no Contribution) and on such terms and conditions as the General Partner shall determine, in its sole and absolute discretion. Notwithstanding the foregoing, the share price for each Unit being offered in any Offering shall equal the Market Price. The Partnership reserves the right to issue Units in one or more classes or series, with such designations, preferences, rights, powers and duties (which may be junior to, equal to, or senior to, any existing classes or series of Units of the Partnership), in the sole and absolute discretion of the General Partner. Limited Partners will be admitted into the Partnership as set forth below.

4

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

(i)          Number of Units. The Partnership is authorized to issue an unlimited number of Units (and classes thereof). All Units issued pursuant to, and in accordance with the requirements of, this Article 3 shall be validly issued Units in the Partnership, except to the extent otherwise provided in the Act or this Agreement (including any amendments thereto). The General Partner may, without the consent of the Limited Partners, amend this Agreement and make any filings under the Act or otherwise to the extent the Manager determines that it is necessary or desirable in order to effectuate any issuance of Units, as set forth herein.

(b)          Limited Partners. The Partnership shall at all times have at least One (1) limited partner as defined by the Act. The Partnership may admit Limited Partners and issue Units to Limited Partners, with the sole approval of the General Partner. The General Partner will not permit any person to become a limited partner until such person has agreed to be bound by all the provisions of this Limited Agreement as amended as of the date of the proposed admission and has delivered to the Partnership a completed Subscription Agreement along with payment in the amount of such investment.

(c)          Rights of Additional or Substitute Limited Partners. A Person admitted as an additional or substitute Limited Partner has all the rights and powers, and is subject to all the restrictions and obligations of a Limited Partner under this Agreement and the Act.

(d)          General Rights of Limited Partners. Except to the extent expressly provided in this Agreement: (i) no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution or termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement; (ii) no Limited Partner shall have priority over any other Limited Partner as to the return of Capital Contributions or as to distributions, unless as set forth in this Agreement (or through the issuance of different classes of Units as set forth in this Article 3); and (iii) no Limited Partner, in its capacity as such, shall participate in the operation or management of the business of the Partnership, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership by reason of being a Limited Partner.

5

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

3.2         Restrictions on Transfer.

(a)          Restrictions on Transfer. A Limited Partner may Transfer his, her or its Units only in compliance with this Article 3. No Units may be transferred if, in the judgment of the General Partner, a transfer would jeopardize the availability of exemptions from the registration requirements of federal securities laws, jeopardize the tax status of the Partnership as a limited partnership or, cause a termination of the Partnership for federal income tax purposes. Further, restrictions have been placed upon the ability of all Limited Partners to resell or otherwise dispose of any Units obtained or acquired hereunder including, without limitation, that there is no public market for the Units and none is expected to develop in the future. Even if a potential buyer could be found, the Units may not be resold or transferred without satisfying certain conditions designed to comply with applicable tax and securities laws.

(b)           Null and Void. An attempted Transfer of all or a portion of a Limited Partner’s Units that is not in compliance with this Article will be null and void.

(c)           Permitted Transfers. A Limited Partner may at any time Transfer one or more Units to a Permitted Transferee if, as of the date the Transfer takes effect, the Partnership is reasonably satisfied that all of the following conditions are met:

(1)         The Limited Partner has obtained the prior written consent of the General Partner; whose consent may be denied or withheld, in its sole and absolute discretion;

(2)         the conditions listed above have been met;

(3)         the Transfer, alone or in combination with other Transfers, will not result in the Partnership's termination for federal income tax purposes;

(4)         the Transfer is the subject of an effective registration under, or exempt from the registration requirements of, applicable state and federal securities laws;

(5)         the Partnership receives from the Transferee the information and agreements reasonably required to permit it to file federal and state income tax returns and reports; and

(d)           Transferor’s Limited Partnership Status. If a Limited Partner Transfers less than all of his, her, or its Units, the Limited Partner’s rights with respect to the transferred portion of the Units, including the right to vote or otherwise participate in the Partnership’s governance and the right to receive Distributions, will terminate as of the effective date of the Transfer. However, the Limited Partner will remain liable for any obligation with respect to the transferred portion that existed prior to the effective date of the Transfer, including (without limitation) any costs or damages resulting from the Limited Partner’s breach of this Agreement. If the Limited Partner Transfers all of his, her or its Units, the Transfer will constitute an event of Dissociation.

(e)           Transferee’s Status.

(1)           Admission as a Limited Partner. A Limited Partner who Transfers one or more Units has no power to confer on the Transferee the status of a Limited Partner. A Transferee may be admitted as a Limited Partner only in accordance with the provisions of this Article. A Transferee who wishes to become a Limited Partner must make application in writing to the Partnership and provide evidence, as requested by the Partnership, of compliance with all conditions to admission, as set forth above. Prior to admission, each proposed limited partner must execute and deliver a counterpart of this Agreement, as amended to date, or a separate written agreement to be bound hereby.

6

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

(2)           Rights of Non-Limited Partner Transferee. A Transferee who is not admitted as a Limited Partner in accordance with the provisions of this Article: (i) has no right to vote or otherwise participate in the Partnership's governance; (ii) is not entitled to receive information concerning the Partnership's affairs or inspect the Partnership's books and records; (iii) with respect to the transferred Units, is entitled to receive the Distributions to which the Limited Partner would have been entitled had the Transfer not occurred; and (iv) is subject to the restrictions imposed by this Article to the same extent as a Limited Partner. Any provision of the Agreement permitting or requiring the Limited Partners to take action by vote or written approval of a specified percentage of the Units shall be deemed to mean only Units then owned by Limited Partners.

3.3          Admission of Limited Partners. Each Investor will have Thirty (30) days from the date of acceptance of the Investor’s Subscription Agreement by the Partnership to request to withdraw their subscription from the Offering (“Admission Period”). After the Admission Period, if the Investor has not withdrawn his, her or its subscription, then such Investor shall become a Limited Partner (and the Investor’s capital investment shall be deployed into assets by the Partnership) on closing and settlement of units.

3.4          Redemption Plan. A Limited Partner may request the redemption of his, her, or its investments in the Units, subject to the requirements and limitations as set forth herein this Section.

(a)          The redemption price for the units (the “Effective Redemption Price”) will be, as follows:

(i)          Introductory Period. For redemption requests made in the first Eighty Nine (89) days following the settlement of the units subject to the redemption request (the “Introductory Period”), the per unit redemption price will be equal to the purchase price of the Units being redeemed reduced by (i) the aggregate sum of distributions already paid to the Limited Partner with respect to such Units, rounded down to the nearest cent, and (ii) the aggregate sum of distributions, if any, that the General Partner declared but unpaid to the Limited Partner on the Units subject to the redemption request. The aggregate redemption amount (which includes distributions already paid or distributions declared but unpaid) shall not be more than the Limited Partner’s original purchase price of the Units.

(ii)         Post-Introductory Period. For redemption requests made on or after the Ninetieth (90th) day following settlement of the Units subject to the redemption request (the “Post-Introductory Period”), the per Unit redemption price will be calculated based on a declining discount to the per Unit price for Units in effect at the time of the redemption request, and rounded down to the nearest cent. During the Post-Introductory Period, the redemption price with respect to the units that are subject to the redemption request will not be reduced by the aggregate sum of distributions, if any, that have been (i) paid with respect to such Units prior to the date of the redemption request or (ii) declared by the General Partner but unpaid on such Units with record dates during the period between the redemption request date and the redemption date.

The declining discount will be applied to the redemption price based on the calculation, as follows:

7

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

(1)         If the redemption request was made between Ninety (90) days and Six (6) months from the date of settlement of the Units subject to the redemption request, the redemption price of the Units will be discounted by a fixed Three Percent (3%) and the Effective Redemption Price will be Ninety Seven Percent (97%) of the redemption price of the Units in effect at the Effective Redemption Date.

(2)         If the redemption request was made between Six (6) months and One (1) year from the date of settlement of the Units subject to the redemption request,, the redemption price of the Units will be discounted by a fixed Two Percent (2%) and the Effective Redemption Price will be Ninety Eight Percent (98%) of the redemption price of the Units in effect at the Effective Redemption Date.

(3)         If the redemption request was made between One (1) year and Two (2) years from the date of settlement of the Units subject to the redemption request, the redemption price of the Units will be discounted by a fixed One Percent (1%) and the Effective Redemption Price will be Ninety Nine Percent (99%) of the redemption price of the Units in effect at the Effective Redemption Date.

(4)         If the redemption request was made after Two (2) years from the date of settlement of the Units subject to the redemption request, the Limited Partner shall receive One Hundred Percent (100%) of the redemption price in effect at the Effective Redemption Date.

(b)          Effective Redemption Date. Redemption of the Units will be made monthly upon written request to the General Partner at least sixty (60) days prior to the effective redemption date; provided, however, written requests for units to be redeemed during the Introductory Period must be delivered to our General Partner prior to the end of such limited partner's Introductory Period. Our General Partner intends to provide notice of redemption by the end of the first month following the sixtieth (60th) day after the submission of the redemption request (the “Effective Redemption Date”). The Effective Redemption Date will be no earlier than the sixtieth (60th) day following the submission of the redemption request. The General Partner will remit the Effective Redemption Price within three (3) business days (but no more than five (5) business days) of the Effective Redemption Date; however, the period may be extended for administrative purposes. Limited Partners may withdraw their redemption request at any time prior to the Effective Redemption Date.

(c)          Limitation on Redemption Request. A Limited Partner's redemption request shall specify the amount the Limited Partner requests to redeem and shall be subject to the General Partner's approval. The Partnership will use its best efforts to return capital in the manner set forth in this Section 3.4 and subject to, among other things, the Partnership’s then cash flow, financial condition, and prospective investments in assets. In the event our General Partner determines, in its sole discretion, that the Partnership does not have sufficient funds available to redeem all of the Units for which redemption requests have been submitted during any given month, such pending requests will be honored on a pro-rata basis, if at all. In the event that not all redemptions are being honored in a given month, the redemption requests not fully honored will have the remaining amount of such redemption requests considered on the next month in which redemptions are being honored. Accordingly, all unsatisfied redemption requests will be treated as requests for redemption on the next date on which redemptions are being honored, with redemptions processed pro-rata, if at all. If funds available for the redemption plan are not sufficient to accommodate all redemption requests on such future redemption date, units will be redeemed on a pro-rata basis, if at all.

8

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

The Limited Partners are limited to one (1) redemption request outstanding at any given time. If a Limited Partner desires to request more or less units be redeemed, such limited partner must first withdraw the first redemption request, which may affect whether the request is considered in the “Introductory Period” or “Post-Introductory Period”. For Limited Partners who hold units with more than one record date, redemption requests will be applied to such Units in the order in which they settled, on a last in first out basis. Therefore, Units that have been continuously held for the shortest amount of time will be redeemed first. Limited Partners are limited to redemption requests of the lesser of 10,000 units or $50,000.

The Partnership will limit redemptions in any calendar month to Units whose aggregate value (based on the repurchase price per unit in effect as of the Effective Redemption Date) is less than or equal to 0.5% of the NAV of all of the outstanding Units as of the first day of such calendar month. The Partnership with limit the amount redeemed in any calendar quarter to units whose aggregate value (based on the repurchase price per unit in effect as of the Effective Redemption Date) is 1.25% of the NAV of all of the outstanding Units as of first day of the last month of such calendar quarter (e.g., March 1, June 1, September 1, or December 1), with excess capacity carried over to later calendar quarters in that calendar year. The General Partner, in its sole discretion, may elect to increase or decrease the amount of Units available for redemption in any given month; however, in no event will the Partnership redeem more than 5.00% of the Units outstanding during any calendar year.

Furthermore, any Limited Partner requesting redemption will be responsible for any third-party costs incurred in effecting such redemption, including but not limited to, bank transaction charges, custody fees, and/or transfer agent charges (as applicable).

The above requirements regarding the redemption amount and the timing of any specific withdrawal may be modified by the General Partner, in its sole and absolute discretion, based on, amongst other things, the Partnership's current cash flow, the amount of the Partnership's reserves, and the Partnership's then-current financial condition.

(d)          Amendment, Suspension and Termination of Redemption. The General Partner may in its sole discretion, amend, suspend, or terminate the redemption plan at any time without prior notice, including to protect the Partnership’s operations and non-redeemed Limited Partners, to prevent an undue burden on the Partnership’s liquidity, following any material decrease in our NAV, to maintain the Partnership's tax status, to comply with Federal Securities laws and regulations, or for any other reason.

3.5          Expulsion of a Limited Partner. At any time there are more than Two (2) Limited Partners, the Partnership may expel a Limited Partner, but only for cause. Cause for expulsion exists if the Limited Partner has materially breached this Agreement, is unable to perform the Limited Partner's material obligations under this Agreement, or if the General Partner suspects the Limited Partner has violated federal or state law, rules, and regulations or the Limited Partner is under investigation by the federal, state, and/or local authorities, subject to the sole and absolute discretion and notwithstanding any of the withdrawal restrictions described herein. If a Limited Partner is expelled, that Limited Partner forfeits any and all rights to any accrued distribution during the interim quarter whether or not the withdrawal is partial or total. A Limited Partner's expulsion from the Partnership will be effective upon the Limited Partner's receipt of written notice of the expulsion.

3.6          Return of Capital. Subject to the terms contained herein, the Partnership may return all or a portion of a Limited Partner's capital at the General Partner's discretion. Any such return of capital would not be considered a Distribution and would not be included in the determination of such Limited Partner's return on investment. However, any such return of capital would reduce the Limited Partner’s Partnership Interest in the Partnership. Thus, if General Partner elects to return all of Limited Partner’s capital, Limited Partner shall no longer be a Limited Partner in the Partnership and the Limited Partner would be considered to have withdrawn or to have elected redemption from the Partnership.

9

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

3.7           Upon Dissociation. Dissociation from the Partnership occurs upon a Limited Partner’s expulsion, transfer or redemption of all of the Limited Partner’s Units, withdrawal or resignation (an “Event of Dissociation”). Upon the occurrence of an Event of Dissociation: (1) the Limited Partner's right to participate in the Partnership's governance, receive information concerning the Partnership's affairs and inspect the Partnership's books and records will terminate; and (2) unless the Dissociation resulted from the Transfer of the Limited Partner's Units, the Limited Partner will be entitled to receive the Distributions to which the Limited Partner would have been entitled as of the effective date of the Dissociation had the Dissociation not occurred. The Limited Partner will remain liable for any obligation to the Partnership that existed prior to the effective date of the Dissociation, including any costs or damages resulting from the Limited Partner's breach of this Agreement. Under most circumstances, the Limited Partner will have no right to any return of his or her capital prior to the termination of the Partnership unless the General Partner elects to return capital to a Limited Partner. The effect of such Dissociation on the remaining Limited Partners who do not sell will be to increase their percentage share of the remaining assets of the Partnership, and thus their proportionate share of its future earnings, losses and Distributions. The reduction in the outstanding and issued Units will also increase the relative voting power of remaining Limited Partners.

3.8           Verification of Partnership Interest. Within Thirty (30) days after receipt of a Limited Partner's written request, the Partnership will provide such Limited Partner with a statement evidencing his, her, or its Partnership Interest in the Partnership.

3.9           Manner of Action by Limited Partners.

(a)          Meetings.

(1)         Right to Call. The General Partner, or any combination of Limited Partners holding in the aggregate more than Seventy-Five Percent (75%) of the total outstanding Partnership Interest, may call a meeting of Limited Partners by giving written notice to all Limited Partners and the General Partner not less than Thirty (30), or more than Sixty (60) days prior to the date of the meeting. As it applies to a Limited Partner providing notice to all Limited Partner, a Limited Partner may request the General Partner to distribute such notice to all Limited Partners. The notice must specify the date, time and place of the meeting and the nature of any business to be transacted. A Limited Partner may waive notice of a meeting of Limited Partners orally, in writing, or by attendance at the meeting.

(2)         Time and Place. Unless otherwise specified in the notice of meeting, all meetings shall be held at 2:00 p.m. on a regular business day of the Partnership, at the Partnership's principal place of business. No meeting may be held on a Sunday or legal holiday; at a time that is before 7:30 a.m. or after 9:00 p.m.; or at a place no more than Sixty (60) miles from the Partnership's principal place of business.

(3)         Proxy Voting. A Limited Partner may act at a meeting of Limited Partners through a Person authorized by signed proxy.

(4)         Quorum. Limited Partners whose aggregate holdings exceed a Majority of the outstanding Partnership Interest will constitute a quorum at a meeting of Limited Partners. No action may be taken in the absence of a quorum.

10

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

(5)         Required Vote. Except with respect to matters for which a greater minimum vote is required by the Act or this Agreement, the vote of Limited Partners present whose aggregate holdings exceed a Majority of the issued Units will constitute the act of the Limited Partners at a meeting of Limited Partners.

(b)          Written Consent. The Limited Partners may act without a meeting by written consent describing the action and signed by Limited Partners whose aggregate holdings of the Partnership Interest equal or exceed the minimum that would be necessary to take the action at a meeting at which all Limited Partners were present.

3.10        Limitation on Individual Authority. A Limited Partner who is not also the General Partner has no authority to bind the Partnership. A Limited Partner whose unauthorized act obligates the Partnership to a third party will indemnify the Partnership for any costs or damages the Partnership incurs as a result of the unauthorized act.

3.11        Negation of Fiduciary Duties. A Limited Partner who is not also the General Partner owes no fiduciary duties to the Partnership or to the other Limited Partners solely by reason of being a Limited Partner.

3.12        Obligations and Liabilities of the Partnership. Excepted as otherwise provided in the Act, the debts, obligations, and liabilities of the Partnership, whether arising in tort, contract, or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and the Limited Partners shall not be obligated personally for any such debt, obligations, or lability of the Partnership solely by reason of being a Limited Partner.

3.13        ERISA Considerations.  The General Partner intends to limit the equity participation by “benefit plan investors” (as defined in Section 3(42) of ERISA) in the Partnership to less than Twenty-Five Percent (25%) of Units in the Partnership, to the extent required.

3.14        Redemptions in Connection with ERISA. Notwithstanding any provision contained herein to the contrary, upon demand by the General Partner, the Partnership shall redeem any or all of the Units held any by Limited Partner in order for the Partnership to remain exempt from the ERISA plan asset regulations.

ARTICLE 4: FINANCE

4.1          Contributions.

(a)          Limited Partners. The Partnership may admit Limited Partners with the sole approval of the General Partner. Except as set forth herein, the General Partner may withhold approval of the admission of any Person for any or no reason. The General Partner will not permit any person to become a limited partner until such Person has agreed to be bound by all the provisions of this Agreement as amended as of the date of the proposed admission and has delivered to the Partnership a completed Subscription Agreement along with payment in the amount of such investment. Limited Partners’ subscription funds will be deposited to the operating bank account of the Partnership and Units will be issued to such Limited Partners as set forth in the Subscription Agreement.

(b)          Additional Contributions. The Partnership may authorize additional Contributions at such times and on such terms and conditions as it determines to be in its best interest. Absent the Partnership's authorization, no Limited Partner is permitted to make additional Contributions.

(c)          Contributions Not Interest Bearing. A Limited Partner is not entitled to interest or other compensation with respect to any cash or property the Limited Partner contributes to the Partnership.

11

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

4.2          Allocation of Profit and Loss. After giving effect to special allocations, if any, the Partnership's Profit or Loss for a Taxable Year, including the Taxable Year in which the Partnership is dissolved, will be allocated among the Limited Partners in proportion to their Capital Account Balances during the applicable tax reporting period.

4.3          Tax Allocations. For federal income tax purposes, unless the Code otherwise requires, each item of the Partnership's income, gain, loss or deduction will be allocated to the Limited Partners in proportion to their allocations of the Partnership's Profit or Loss.

4.4          Distributions.

(a)          Distributions. Subject to the applicable provisions of the Act and except as otherwise provided herein, the General Partner may, in its sole discretion, at any time and from time to time, declare, make and pay distributions of cash or other assets of the Partnership to the Limited Partners. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not be required to make a distribution to any Limited Partner on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

Due to the nature of the Partnership’s investment strategy, distributions will not be made to the Limited Partners until the earlier of either: (i) Twelve (12) months from the date of admission of the first Limited Partner (not including the Initial Limited Partner) is admitted to the Partnership pursuant to the Offering, or (ii) the Partnership’s investments in real estate assets begin generating sufficient cashflows, to be determined at the sole and absolute discretion of the General Partner ((i) and (ii) shall be referred to as the “Deferment Period”). All deferred distributions shall accumulate but not compound. All deferred distributions shall be allocated on a pro-rata basis according to the total Units owned by each Limited Partner. Notwithstanding the foregoing, the Partnership reserves the right to pay any and all unpaid and deferred distributions accumulated during the Deferment Period at liquidation and dissolution of the Partnership, to the extent that cash is available and subject to the discretion of the General Partner. The General Partner anticipates, but does not guarantee, that the Partnership will be able to make pro-rata distributions to Limited Partners according to the total Units owned by each Limited Partner after the Deferment Period. After the Deferment Period ends, distributions shall be made to the Limited Partners on a pro-rata basis and only be made to the extent that cash is available and such distribution will not adversely impact the operations of the Partnership, to be determined at the sole and absolute discretion of the General Partner.

Distributions are not guaranteed and are subject to the cash availability of the Partnership and will begin after the Deferment Period only. The General Partner and the Partnership make no guarantees, assurances, or commitments to the distribution of any returns. The General Partner will only make distributions to the extent cash is available and, in the sole and absolute discretion of the General Partner, and to the extent that any distributions will not impact the continuing operations of the Partnership.

(b)          Distributions in Kind. Subject to the terms of the preferential rights, if any, of holders of any other class of Limited Partners, the Partnership may declare and pay distributions to the Limited Partners that consist of other securities or assets held by the Partnership or any of its subsidiaries.

(c)          By March 15th in the year following the Partnership's fiscal year, the General Partner will make every effort to have distributed to each Limited Partner the amount of Profit or Loss that will be allocated to that Limited Partner on the Schedule K-1 that he, she, or it receives for income tax reporting.  However, the amount of income reported to each Limited Partner on his, her, or its Schedule K-1 may differ somewhat from the actual cash Distributions made during the fiscal year covered by the Schedule K-1 due to, among other things the loan loss reserve and factors unique to the tax accounting of limited liability companies, such as the treatment of investment expense.

12

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

4.5          Capital Accounts.

(a)          General Maintenance. The Partnership will establish and maintain a Capital Account for each Limited Partner. A Limited Partner's Capital Account Balance will be:

(1)         increased by: (i) the amount of any money the Limited Partner contributes to the Partnership's capital; and (ii) the Limited Partner's share of the Partnership’s Profits and any separately stated items of income or gain; and

(2)         decreased by: (i) the amount of any money the Partnership distributes to the Limited Partner; and (ii) the Limited Partner's share of the Partnership’s Losses and any separately stated items of deduction or loss.

(b)          Transfer of Capital Account. A Transferee of Units succeeds to the portion of the transferor's Capital Account that corresponds to the portion of the Partnership Interest that is the subject of the Transfer.

(c)          Compliance with Code. The requirements of this Article are intended and will be construed to ensure that the allocations of the Partnership's income, gain, losses, deductions and credits have substantial economic effect under the Regulations promulgated under Section 704(b) of the Code.

ARTICLE 5: GENERAL PARTNER

5.1          General Partner. The Partnership will be managed by One (1) General Partner. By execution of this Agreement, and without prejudice to the right of the Limited Partners to remove the General Partner as set forth in Article 5, each Person hereafter admitted as a Limited Partner, other than Transferees, shall be deemed to have elected such General Partner. The General Partner of the Partnership shall be: CalTier Realty, LLC, a California limited liability company.

5.2          Time Devoted to Business. The General Partner will devote to the Partnership’s activities the amount of time reasonably necessary to discharge the General Partner’s responsibilities.

5.3          Powers and Authority.

(a)          General Scope. Except for matters on which the Limited Partners’ approval is required by the Act or this Agreement, the General Partner has full power, authority and discretion to manage and direct the Partnership’s business, affairs and properties, including the specific powers referred to in paragraph (b), below.

(b)          Specific Powers.

(1)         The General Partner is authorized on the Partnership's behalf to make all decisions as to (i) the development, sale, lease or other disposition of the Partnership's assets; (ii) the origination and purchase of loans or any other assets of all kinds; (iii) the acquisition, purchase, leasing, and/or sale of properties or any other assets of all kinds; (iv) the management of all or any part of the Partnership's assets and business; (v) the borrowing of money and the granting of security interests in the Partnership's assets (including loans from Limited Partners); (vi) the prepayment, refinancing or extension of any mortgage affecting the Partnership's assets; (vii) the compromise or release of any of the Partnership's claims or debts; (viii) the employment of Persons for the operation and management of the Partnership's business; and (ix) all elections available to the Partnership under any federal or state tax law or regulation.

13

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

(2)         The General Partner on the Partnership's behalf may execute and deliver (i) all contracts, conveyances, assignments, leases, subleases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the Partnership's assets; (ii) all checks, drafts and other orders for the payment of the Partnership's funds; (iii) all loan documents including, without limitation, promissory notes, mortgages, deeds of trust, security agreements and other similar documents; (iv) all articles, certificates and reports pertaining to the Partnership's organization, qualification and dissolution; (v) all tax returns and reports; and (vi) all other instruments of any kind or character relating to the Partnership's affairs.

(3)         Quarterly Determination of Net Asset Value. At the end of each fiscal quarter, or such other period as determined by the General Partner in its sole discretion, but no less frequently than annually, beginning [_______], the General Partner shall cause its internal accountants and asset management team to calculate the Partnership’s net asset value (“NAV”) using a process that reflects, among other matters, (1) estimated values of each of the Partnership’s commercial real estate assets and investments, as determined by the General Partner’s asset management team, including related liabilities, based upon (a) market capitalization rates, comparable sales information, interest rates, net operating income, (b) with respect to debt, default rates, discount rates and loss severity rates, and (c) in certain instances reports of the underlying real estate provided by an independent valuation expert, (2) the price of liquid assets for which third party market quotes are available, (3) accruals of the Limited Partnership’s periodic distributions and (4) estimated accruals of the Partnership’s operating revenues and expenses. The Market Price per Unit for a given fiscal quarter shall be determined by dividing the Partnership’s NAV at the end of the fiscal quarter by the number of Units outstanding as of the end of the prior fiscal quarter, after giving effect to any Unit purchases, redemptions, contributions or distributions made through the end of the prior fiscal quarter period.

The General Partner may, in its discretion, retain an independent valuation expert to provide annual valuations of the commercial real estate assets and investments, including related liabilities, to be set forth in individual appraisal reports of the underlying real estate, and to update such reports if the General Partner, in its discretion, determines that a material event has occurred the may materially affect the value of the Partnership’s commercial real estate assets and investments, including related liabilities.

(4)         Asset Management Fee. The General Partner may, in its sole discretion, determine the Asset Management Fee pursuant to Section 5.7(a).

5.4          Required Limited Partner Approval. Except as specifically provided herein, without the approval of the Limited Partners holding a Majority of the issued Units, the Partnership may not take any action with respect to: (a) the Partnership's merger with or conversion into another Entity; or (b) a transaction, not expressly permitted by this Agreement, involving a conflict of interest between the General Partner and the Partnership.

5.5          Duties of General Partner.

(a)          Fiduciary Duty. The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the General Partner's possession or control. Except as expressly permitted herein, or by subsequent approval of the Limited Partners, the General Partner shall not employ, or permit another to employ Partnership funds or assets in any manner except for the exclusive benefit of the Partnership.

14

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

(b)          Standard of Care.

(1)         Exculpation. The General Partner will not be liable to the Partnership or any Limited Partner for an act or omission done in good faith to promote the Partnership's best interests, unless the act or omission constitutes gross negligence, fraud, bad faith, intentional misconduct, or a knowing violation of law.

(2)         Justifiable Reliance. The General Partner may rely on the Partnership's records maintained in good faith and on information, opinions, reports or statements received from any Person pertaining to matters the General Partner reasonably believes to be within the Person's expertise or competence.

(c)          Competing Activities. The General Partner may participate in any business or activity without accounting to the Partnership or the Limited Partners. Each Limited Partner waives the benefit of the corporate opportunity doctrine, on his or her own behalf and on behalf of the Partnership, and agrees that the General Partner may deal in other real estate transactions for its own account and/or for the accounts of others without any requirement to account to the Partnership for such dealings.

(d)          Self-Dealing. In addition to the transactions expressly permitted by this Agreement, the General Partner may enter into business transactions with the Partnership if the terms of the transaction are no less favorable to the Partnership than those of a similar transaction with an independent third party, including without limitation selling loans to, and buying loans from, the Partnership.

(e)          Specific Transactions. Without limiting the generality of the foregoing, it is hereby acknowledged and agreed that the General Partner shall be permitted to bargain for and accept the following transactions connected with the business of the Partnership, subject to the terms of any other agreement among the Limited Partners.

(1)         Real Estate Commissions. The General Partner or its Affiliates may earn real estate commissions to list and sell properties acquired by the Partnership. The General Partner may also hire a broker to sell Properties and receive such portion of the real estate commission paid to such broker.

(2)         Property Management. The Partnership may retain the services of third party property management company to manage the Partnership’s properties, and who shall be entitled to receive compensation. Property management fees are generally derived from the gross income collected from for the property and may range from Two and One Half of One Percent (2.5%) to Four Percent (4%) of the monthly gross income. Notwithstanding the foregoing, the General reserves the right to manage properties itself and/or retain the services of an Affiliate, at its sole and absolute discretion).

(3)         Reimbursement of Business Expenses. The Partnership shall pay its own general administrative and operating expenses, which may include, without limitation, including license fees, auditing fees, fees associated with SEC reporting requirements, increases in insurance costs, Delaware taxes and filing fees, administration fees, fees for the services of an independent representative, and third-party costs associated with these expenses. This does not include overhead, employee costs, utilities or technology costs of the General Partner or its affiliates. The Partnership shall reimburse the General Partner for any and all expenses incurred by the General Partner on behalf of the Partnership.

15

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

5.6          Indemnification of General Partner. Except as limited by law, the Partnership shall indemnify the General Partner for all expenses (including, without limitation, legal fees and costs), losses, liabilities and damages the General Partner actually and reasonably incurs in connection with the defense or settlement of any action arising out of or relating to the conduct of the Partnership's activities, except an action with respect to which the General Partner is adjudged to be liable for fraud, bad faith, willful misconduct, and/or breach of a fiduciary duty owed to the Partnership or the Limited Partners under the Act or this Agreement. Therefore, Limited Partners may have a more limited right of action than they would have absent these provisions in the Limited Partnership Agreement. The Partnership shall advance the costs and expenses of defending actions against the General Partner arising out of or relating to the management of the Partnership, provided it first receives the written undertaking of the General Partner to reimburse the Partnership if ultimately found not to be entitled to indemnification. A successful indemnification of the General Partner or any litigation that may arise in connection with the General Partner’s indemnification could deplete the assets of the Partnership. Limited Partners who believe the General Partner has engaged in conduct resulting in fraud, willful misconduct, bad faith, or breach of the General Partner’s fiduciary duty, should consult with their own legal counsel.

5.7          Compensation to General Partner and Affiliates. The Partnership will compensate the General Partner as follows for services rendered to or on behalf of the Partnership:

(a)          Asset Management Fee. The General Partner shall earn a quarterly asset management fee (“Asset Management Fee”) which shall be calculated as follows: Three Percent (3%) per annum of the Partnership’s net Offering proceeds until ____________, 2019; thereafter Three Percent (3%) per annum of the Partnership’s Net Asset Value at the prior fiscal quarter.

(b)          Construction Management Fee. The General Partner or a third party shall be entitled to receive a construction management fee for the management of any construction on a property. This fee will range from Five Percent (5%) to Seven and One Half Percent (7.5%) of the construction and/or renovation budget or its applicable Affiliate a market-rate construction management fee

(c)          Disposition Fee. Compensation for the efforts of the General Partner in the disposition of a property. This fee is earned on the sale of a property and it ranges from Half of One Percent (0.5%) to One Percent (1.0%) on the price of the property.

(d)          Property Management Fee. The General Partner may cause the Partnership to engage a third party to provide property management services with respect to properties acquired by the Partnership, or may elect to provide such services itself (or through an Affiliate of the General Partner). In the event that the General Partner (or an Affiliate thereof) provides any such property management services, the Partnership shall pay the General Partner or its applicable Affiliate a market-rate property management fee.

(e)          Reimbursement of Expenses. The Partnership shall pay its own general administrative and operating expenses, which may include, without limitation, legal expenses, accounting costs for the Partnership, and/or marketing expenses. It shall reimburse the General Partner for any expenses incurred by the General Partner that are properly considered ordinary and reasonable business expenses of the Partnership.

(f)          Acquisitions Fee. Compensation for efforts of the General Partner in organizing the company, conducting due diligence on the property, procuring the acquisition loan, and making this investment opportunity available to investors. The fee will range from 1.0% - 2.5% per property.

16

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

(g)          The Partnership will bear the cost of the annual tax preparation of the Partnership's tax returns, any state and federal income tax due, and any required independent audit reports required by agencies governing the business activities of the Partnership.

(h)          The definition of General Partner’s Fees includes all the fees described in “Compensation to General Partner and Affiliates”.

(i)          The General Partner may, but has no obligation to, defer all or a portion of the General Partner’s Fees. In such event, the General Partner will be entitled to recover the deferred fees at a later time within the same calendar year only.

5.8          Tenure.

(a)          Term. The General Partner will serve until the earlier of (1) the General Partner’s resignation; (2) the General Partner’s removal; (3) as to a General Partner who is a natural person, the General Partner’s death or adjudication of incompetency; and (4) as to a General Partner that is an Entity, the General Partner’s dissolution. In any such event, Limited Partners representing a Majority of the Units issued shall promptly elect a successor as General Partner; provided, however if the then General Partner desires to appoint an Affiliate as the new General Partner, then such Affiliate may become the General Partner without Limited Partner approval.

(b)          Resignation. The General Partner at any time may resign by written notice delivered to the Limited Partners at Thirty (30) days prior to the effective date of the resignation. Limited Partners may elect a replacement General Partner with a Majority vote, provided, however if the then General Partner desires to appoint an Affiliate as the new General Partner, then such Affiliate may become the General Partner without Limited Partner approval.

(c)          Removal. The Limited Partners may remove the General Partner if: (1) the General Partner is convicted or found liable for an act of gross negligence or fraud which materially lowers the Net Asset Value of the Partnership, and (2) the holders of at least a Majority of the issued Units vote in favor of such removal. A successor manager of the Partnership may only be elected by the Limited Partners, provided that if the then-current General Partner appoints an Affiliate as the successor General Partner then no vote or consent of the Limited Partners shall be required unless expressly mandated by applicable Delaware law.

ARTICLE 6: RECORDS AND ACCOUNTING

6.1          Maintenance of Records.

(a)          Required Records. The Partnership will maintain, at its registered office in 6540 Lusk Blvd., C240, San Diego, CA 92121, such books, records and other materials as are reasonably necessary to document and account for its activities, including without limitation, those required to be maintained by the Act.

(b)           Limited Partner Access. A Limited Partner and the Limited Partner's authorized representative will have reasonable access to, and may inspect and copy, all books, records and other materials pertaining to the Partnership or its activities so long as it does not violate another limited partner’s right to privacy or confidentiality. The exercise of such rights will be at the requesting Limited Partner's expense.

17

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

(c)          Confidentiality. No Limited Partner or General Partner will disclose any information relating to the Partnership or its activities to any unauthorized person or use any such information for his or her or any other Person's personal gain.

6.2           Financial Accounting.

(a)          Accounting Method. The Partnership will account for its financial transactions using the accrual basis method of accounting. The General Partner reserves the right to change such methods of accounting upon written notice to Limited Partners.

(b)          Taxable Year. The Partnership's Taxable Year is the calendar year.

6.3           Reports.

(a)          Limited Partners. Annual reports concerning the Partnership’s business affairs, including the Partnership’s annual income tax return, will be provided to Limited Partners who request them in writing. Each Limited Partner will receive his, her, or its respective K-1 Form as required by applicable law. The General Partner may, at its sole and absolute discretion, designate any Person to provide tax and accounting advice to the Partnership, at any time and for any reason.

(b)          Periodic Reports. The Partnership will complete and file any periodic reports required by the Act or the law of any other jurisdiction in which the Partnership is qualified to do business.

6.4           Tax Compliance.

(a)          Withholding. If the Partnership is required by law or regulation to withhold and pay over to a governmental agency any part or all of a Distribution or allocation of Profit to a Limited Partner:

(1)         the amount withheld will be considered a Distribution to the Limited Partner; and

(2)         if the withholding requirement pertains to a Distribution in kind or an allocation of Profit, the Partnership will pay the amount required to be withheld to the governmental agency and promptly take such action as it considers necessary or appropriate to recover a like amount from the Limited Partner, including offset against any Distributions to which the Limited Partner would otherwise be entitled.

(b)          Tax Matters Partner. The General Partner, or a Person designated by the General Partner, shall act as the "Tax Matters Partner" pursuant to Section 6231(a)(7) of the Code. The Tax Matters Partner will inform the Limited Partners of all administrative and judicial proceedings pertaining to the determination of the Partnership's tax items and will provide the Limited Partners with copies of all notices received from the U.S. Internal Revenue Service regarding the commencement of an LLC level audit or a proposed adjustment of any of the Partnership's tax items. The Tax Matters Partner may extend the statute of limitations for assessment of tax deficiencies against the Limited Partners attributable to any adjustment of any tax item. The Partnership will reimburse the Tax Matters Partner for reasonable expenses properly incurred while acting within the scope of the Tax Matters Partner's authority.

18

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

ARTICLE 7: DISSOLUTION

7.1          Events of Dissolution. The Partnership will continue until (a) dissolved herein pursuant to Article 7 below, unless sooner dissolved or terminated under the Act or as described herein; (b) the decision of the General Partner to dissolve the Partnership, in its sole and absolute discretion; (c) any event that makes the Partnership ineligible to conduct its activities as a limited partnership under the Act; or (d) otherwise by option of law.

7.2          Effect of Dissolution.

(a)          Appointment of Liquidator. Upon the Partnership's dissolution, the General Partner (unless unwilling or unable to serve as such) shall serve as liquidator, and as such will wind up and liquidate the Partnership in an orderly, prudent and expeditious manner in accordance with the following provisions of this Article. While serving as liquidator, the General Partner shall have the same authority, powers, duties and compensation as before dissolution, except that the liquidator shall not acquire any additional assets for the Partnership, and shall use its best efforts to liquidate the Partnership's existing assets as rapidly as is consistent with receiving the fair market value thereof. If the General Partner is unwilling or unable to serve as liquidator, or has resigned or been removed, the Limited Partners shall elect another person, who may be a Limited Partner, to serve as liquidator.

(b)          Distributions Upon Dissolution. The Partnership will not cease to exist immediately upon the occurrence of an event of dissolution, but will continue until its affairs have been wound up. Upon dissolution of the Partnership, the General Partner will wind up the Partnership’s affairs by liquidating the Partnership's assets as promptly as is consistent with obtaining the fair market value thereof. All funds received by the Partnership shall be applied to satisfy or provide for Partnership debts and liabilities and the balance, if any, shall be distributed to Limited Partners on a pro-rata basis.

(c)          Time for Liquidation. The Partnership will not immediately cease to exist upon the occurrence of an event causing its dissolution, but will continue until its affairs have been wound up. It is acknowledged and agreed that the assets of the Partnership are illiquid, and will take time to sell. The liquidator shall liquidate the Partnership's assets as promptly as is consistent with obtaining the fair market value thereof, either by sale to third parties or by collecting loan payments under the terms of the loans. Due to high prevailing interest rates or other factors, the Partnership could suffer reduced earnings (or losses) if a substantial portion of its loan portfolio remains and must be liquidated quickly during the winding up period. Limited Partners who sell their Units prior to any such liquidation will not be exposed to this risk. Conversely, if prevailing interest rates have declined at a time when the loan portfolio must be liquidated, unanticipated profits could be realized by those Limited Partners who remained in the Partnership until its termination.

(d)           Final Accounting. The liquidator will make proper accountings, (1) to the end of the month in which the event of dissolution occurred, and (2) to the date on which the Partnership is finally and completely liquidated.

(e)          Duties and Authority of Liquidator. The liquidator will make adequate provision for the discharge of all of the Partnership's debts, obligations and liabilities. The liquidator may sell, encumber or retain for distribution in kind any of the Partnership's assets. Any gain or loss recognized on the sale of assets will be allocated to the Limited Partners' Capital Accounts in accordance with the provisions of Article 4. With respect to any asset the liquidator determines to retain for distribution in kind, the liquidator will allocate to the Limited Partners' Capital Accounts the amount of gain or loss that would have been recognized had the asset been sold at its fair market value.

19

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

(f)          Final Distribution. The liquidator will distribute any assets remaining after the discharge or accommodation of the Partnership's debts, obligations and liabilities to the Limited Partners in proportion to their Capital Accounts. The liquidator will distribute any assets distributable in kind to the Limited Partners in undivided interests as tenants in common. A Limited Partner whose Capital Account is negative will have no liability to the Partnership, the Partnership's creditors or any other Limited Partner with respect to the negative balance.

(g)          Required Filings. The liquidator will file with the appropriate Secretary of State such statements, certificates and other instruments, and take such other actions, as are reasonably necessary or appropriate to effectuate and confirm the cessation of the Partnership's existence.

ARTICLE 8: GENERAL PROVISIONS

8.1           Amendments. Except as otherwise provided herein, the General Partner or the Majority of Limited Partners may propose, for consideration and action, an amendment to this Agreement, and a proposed amendment will become effective at such time as it is approved by the Limited Partners holding a Majority of the issued Units. Notwithstanding the foregoing, the General Partner may amend this Agreement from time to time; provided, however, that any amendment that materially or adversely affects the rights of the Limited Partners to receive distributions, withdraw from the Partnership or their voting rights shall require the consent of the General Partner and Majority of the Limited Partners.

(a)          Amendments to be Adopted solely by the General Partner. The General Partner may, without the approval of any Limited Partner, amend any provisions of this Agreement, and execute, deliver, file and/or record all necessary documents that may be required in connection therewith (and any such amendment shall not be deemed to affect the Limited Partners disproportionally, materially or adversely affect the rights of the Limited Partners), as follows:

(1)         in the manner set forth in Article 3;

(2)         a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(3)          the admission, substitution, withdrawal or removal of Limited Partners in accordance with this Agreement;

(4)         a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership;

(5)          a change that, in the sole discretion of the General Partner, it determines: (i) does not adversely affect the Limited Partners; (ii) to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Act), or (iii) is required to effect the intent expressed in any Offering document or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement; and

20

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

(6)         The General Partner shall have the authority to execute and file any amendment to the Certificate required by the Act that it determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware or any other state in which the Partnership may elect to do business or own property. The Partnership shall not be required, before or after filing, to deliver or mail a copy of the Certificate, any qualification document or any amendment thereto to any Limited Partner. If any such amendment results in inconsistencies between the Certificate and this Agreement, this Agreement will be considered to have been amended in the specifics necessary to eliminate fine inconsistencies.

8.2           Power of Attorney. Each Limited Partner appoints the General Partner, with full power of substitution, as the Limited Partner's attorney in fact, to act in the Limited Partner's name to execute and file (a) all certificates, applications, reports and other instruments necessary to qualify or maintain the Partnership as a limited partnership in the states and foreign countries where the Partnership conducts its activities, (b) all instruments that effect or confirm changes or modifications of the Partnership or its status, including, without limitation, amendments to the Certificate, and (c) all instruments of transfer necessary to effect the Partnership's dissolution and termination. The power of attorney granted by this Article is irrevocable, coupled with an interest and shall survive the death of the Limited Partner.

8.3           Notices. Notices contemplated by this Agreement may be sent by any commercially reasonable means, including hand delivery, first class mail, facsimile, e-mail or private courier. The notice must be prepaid and addressed as set forth in the Partnership's records. The notice will be effective on the date of receipt or, in the case of notice sent by first class mail, the Fifth (5th) day after mailing.

8.4           Resolution of Inconsistencies. If there are inconsistencies between this Agreement and the Certificate, the Certificate will control. If there are inconsistencies between this Agreement and the Act, this Agreement will control, except to the extent the inconsistencies relate to provisions of the Act that the Limited Partners cannot alter by agreement. Without limiting the generality of the foregoing, unless the language or context clearly indicates a different intent, the provisions of this Agreement pertaining to the Partnership's governance and financial affairs and the rights of the Limited Partners upon Dissociation and dissolution will supersede the provisions of the Act relating to the same matters.

8.5           Provisions Applicable to Transferees. Each Limited Partner will execute and deliver any document or statement necessary to give effect to the terms of this Agreement or to comply with any law, rule or regulation governing the Partnership's formation and activities.

8.6           Additional Instruments. Each Limited Partner will execute and deliver any document or statement necessary to give effect to the terms of this Agreement or to comply with any law, rule or regulation governing the Partnership's formation and activities.

8.7           Computation of Time. In computing any period of time under this Agreement, the day of the act or event from which the specified period begins to run is not included. The last day of the period is included, unless it is a Saturday, Sunday or legal holiday, in which case the period will run until the end of the next day that is not a Saturday, Sunday or legal holiday. For purposes of this paragraph, a day shall be deemed to end at 5:00 p.m. in the time zone where the Partnership then maintains its principal place of business.

8.8           Entire Agreement. This Agreement and the Certificate comprise the entire agreement among the parties with respect to the Partnership. This Agreement and the Certificate supersede any prior agreements or understandings with respect to the Partnership. No representation, statement or condition not contained in this Agreement or the Certificate has any force or effect.

21

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

8.9           Waiver. No right or remedy under this Agreement may be waived, except by an instrument in writing signed by the party sought to be charged with the waiver.

8.10         General Construction Principles. Words in any gender are deemed to include the other genders. The singular is deemed to include the plural and vice versa. The headings and underlined paragraph titles are for guidance only and have no significance in the interpretation of this Agreement.

8.11         Binding Effect. Subject to the provisions of this Agreement relating to the transferability of Units and the rights of Transferees, this Agreement is binding on and will inure to the benefit of the Partnership, the Limited Partners and their respective distributees, successors and assigns.

8.12         Governing Law. Delaware law governs the construction and application of the terms of this Agreement.

8.13         Severability. If any provision of this Agreement shall be deemed invalid, unenforceable or illegal, then notwithstanding such invalidity, unenforceability or illegality, the remainder of this Agreement shall continue in full force and effect.

8.14         Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which will be considered an original as to the party signing it. Facsimile signatures shall have the same legal effect as original signatures.

[Signature Page to Limited Partnership Agreement Follows]

22

LIMITED PARTNERSHIP AGREEMENT	CALTIER FUND I, LP

[Signature Page to Limited Partnership Agreement]

CALTIER FUND I, LP, a Delaware limited partnership

By:
______________________, Managing Member of CalTier Realty, LLC, a California limited liability company, General Partner of the Partnership

23